UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2024

Biogen Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Binney Street, Cambridge, Massachusetts 02142
(Address of principal executive offices; Zip Code)

Registrant’s telephone number, including area code: (617) 679-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value	BIIB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 12, 2024, Biogen Inc. (the “Company”) entered into a credit agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and the L/C Issuer, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $1.5 billion five-year unsecured, revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility includes borrowing capacity in the form of letters of credit of up to $25.0 million and $20.0 million in swing line loans.

Borrowings under the Revolving Credit Facility are available for general corporate purposes. No proceeds from the Revolving Credit Facility were drawn down as of the closing date of the Credit Agreement.

Revolving loans under the Credit Agreement (other than swing line loans) will bear interest at rate per annum equal to (i) Term SOFR, with respect to revolving loans denominated in dollars, (ii) EURIBOR, with respect to revolving loans denominated in euros, (iii) TIBOR, with respect to revolving loans denominated in yen, (iv) SONIA, with respect to revolving loans denominated in sterling, and (v) SARON, with respect to revolving loans denominated in Swiss francs, in each case, subject to a floor of 0.00% per annum, plus an applicable margin ranging from 0.625% to 1.375% depending on the ratings of the Company’s non-credit enhanced, senior unsecured long-term debt, as determined by either Standard & Poor’s or Moody’s (the “Debt Ratings”) or, at the Company’s option, with respect to revolving loans denominated in dollars, a Base Rate equal to the higher of (i) the Bank of America prime rate, (ii) the Federal Funds Rate plus 0.50% and (iii) Term SOFR plus 1.00%, subject to a floor of 0.00% per annum (the “Base Rate”), plus an applicable margin ranging from 0.000% to 0.375% based on the Company’s Debt Ratings. Swing line loans will bear interest at the Base Rate plus the applicable margin for Base Rate loans.

In addition to paying interest on any outstanding principal under the Revolving Credit Facility, the Company will pay (i) a commitment fee in respect of the unutilized commitments thereunder and (ii) customary letter of credit fees and agency fees. The commitment fees range from 0.050% to 0.150% per annum based on the Company’s Debt Ratings.

The Revolving Credit Facility will terminate and all amounts outstanding thereunder are due and payable five years after the closing date, subject to certain extension options as set forth in the Credit Agreement. Under the Revolving Credit Facility, voluntary prepayments are permitted, in whole or in part, without premium or penalty, other than customary breakage costs. The Revolving Credit Facility requires quarterly interest payments or, in the case of borrowings that bear interest by reference to a term rate, at the end of the interest period therefor, with the principal due on the maturity date.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement also includes a financial covenant requiring the Company to maintain, measured as of the end of each fiscal quarter, a maximum consolidated leverage ratio of 3.75 to 1.0 (which may be temporarily increased to 4.25 to 1.0 upon the election of the Company as a result of a material acquisition, subject to customary limitations).

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Simultaneously with the Company’s entry into the Credit Agreement, it repaid in full all outstanding obligations under, and terminated, its existing Credit Agreement, dated as of January 28, 2020 (the “Existing Credit Agreement”), among the Company, Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, and the lenders party thereto. No loans were outstanding under the Existing Credit Agreement at the time of termination. The material terms and conditions of the Existing Credit Agreement were described in the Company’s Current Report on Form 8-K filed on February 3, 2020, and such description is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

The exhibit listed below is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated as of August 12, 2024, among Biogen Inc., Bank of America, N.A., as administrative agent, swing line lender and the L/C issuer, and the other lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Inc.

By:	/s/ Wendell Taylor

Wendell Taylor

Secretary

Date: August 14, 2024